Exhibit 23.8

TBPELS REGISTERED ENGINEERING FIRM F-1580		FAX (713) 651-0849
1100 LOUISIANA SUITE 4600	HOUSTON, TEXAS 77002-5294	TELEPHONE (713) 651-9191
Consent of Independent Petroleum Engineers
To the Boards of Directors
Crescent Energy Company and Vital Energy, Inc.:
We have issued our reports dated February 5, 2025, for Crescent Energy Company and dated January 17, 2025, for Vital Energy, Inc. on estimates of oil, natural gas and NGL reserves estimates and forecasts of economics as of December 31, 2024. As independent oil and gas consultants, we hereby consent to the inclusion or incorporation by reference of our report and the information contained therein included in or made part of this Registration Statement on Form S-4 of Crescent Energy Company.

/s/ Ryder Scott Company, L.P.
RYDER SCOTT COMPANY, L.P.

Houston, Texas
September 19, 2025

SUITE 2800, 350 7TH AVENUE, S.W.	CALGARY, ALBERTA T2P 3N9	TEL (403) 262-2799
633 17TH STREET, SUITE 1700	DENVER, COLORADO 80202	TEL (303) 339-8110